Exhibit 10.2

NEWAMSTERDAM PHARMA

Advisor Agreement

This NewAmsterdam Pharma B.V. Advisor Agreement ("Agreement") is made between by and between

NewAmsterdam Pharma B.V., a private limited liability company under the laws of the Netherlands having its registered office at Gooimeer 2-35, 1411 DC, Naarden, the Netherlands, with trade register number 55971946 (hereinafter referred to as "NewAmsterdam")

And

Douglas Kling, (hereinafter referred to as “Advisor"),

hereinafter: the “Parties".

WHEREAS

A.
NewAmsterdam is a pharmaceutical company engaged among others, in developing novel compounds to treat cardiovascular disease including those related to dyslipidemia;
B.
Advisor is the former Chief Operating Officer of NewAmsterdam and wishes to provide transition assistance to the Company;
C.
NewAmsterdam intends to engage the Advisor to provide transition services as more specifically outlined in Article 1 below; and
D.
Advisor is willing to provide such services for NewAmsterdam under the terms and conditions outlined in this Agreement.

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE 1. SERVICES

1.1 Services. NewAmsterdam hereby retains Advisor, and Advisor hereby agrees to provide for NewAmsterdam the following services (the "Services"):

•
Transition support services for NewAmsterdam operations and clinical programs
•
Advisory services for the NewAmsterdam’s clinical programs, including but not limited to the PREVAIL trial
•
Services shall be performed as reasonbly requested by NewAmsterdam at such time and in such manner as mutually agreed between the parties.

The above to be interpreted in the broadest sense possible.

1.2 Performance. Advisor shall perform the Services in a competent and professional manner, and in accordance with the terms of this Agreement and all applicable laws pertaining to the Services.

1.3 Representations. Advisor represents that

•
Advisor possesses the skills, expertise and professional qualifications that are required to properly perform the Services in accordance with this Agreement;

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•
the execution and performance of this Agreement, including the acceptance of any payments under this Agreement, is not in violation of any applicable local law or self-regulation, and does not constitute a breach of other party's rights (such as copyright or another intellectual property right);
•
Advisor avails of all necessary permits, licenses, registrations, consents, and approvals, and have made any necessary notifications to any relevant party that are required by law or contract for the performance of the Services.

1.4 Replacement. The Services of Advisor are on a personal basis. In the event Advisor becomes unavailable to perform the Services in full or in part, Advisor shall without undue delay inform NewAmsterdam.

ARTICLE 2. COMPENSATION

2.1 Compensation. NewAmsterdam shall pay Advisor a compensation for the performance of the Services by Advisor as specified in Exhibit A (the "Financial Terms").

2.2 Fair Market Value and Compliance with Laws. The Parties represent and warrant that the fee for Services set forth in the Financial Terms constitutes fair market value negotiated at arm’s length for the Services. Advisor represents that Advisor does not interpret this engagement or any part of the Financial Terms as an incentive, inducement or reward for willingness to reimburse, prescribe, supply, administer, recommend, refer, authorize, approve, or buy any product provided by NewAmsterdam, or as an incentive to grant access for any sales and marketing purposes, or to secure any improper advantage for NewAmsterdam. Advisor further agrees to comply with all applicable laws, regulations and governmental standards related to the Services, including, without limitation, the Anti-Kickback Statute, and any applicable state anti-kickback laws.

2.3 Expenses. If applicable, NewAmsterdam shall pay for Advisor's reasonable and necessary expenses relating directly to the performance of the Services, all in accordance and subject to the provisions of Exhibit A

2.4 Limitations. Payment of the Service Fee and Expenses is always subject to any limitations provided by any applicable law and NewAmsterdam shall not be obligated to make any payments exceeding such limitations.

2.5 Invoice. Advisor will invoice NewAmsterdam for the Service Fee within ten (10) days following the end of each calendar month, in the amount of actual time spend and any reimbursable Expenses. All amounts shall be duly specified and accounted for. All invoices shall mention applicable VAT. The invoice must be sent to the address specified in Exhibit A and contain the invoice details specified in Exhibit A. Payment will be effectuated within thirty (30) days of receipt of a valid invoice.

2.6 Taxes. Advisor shall be responsible for full payment of all taxes (including VAT), social insurance premiums and other withholdings which may become due directly or indirectly relating to this Agreement and shall be responsible for making any necessary declarations and payments in connection therewith.

ARTICLE 3. INDEPENDENT CONTRACTOR AND CONFLICT OF INTEREST

3.1 Relationship. Advisor shall undertake and perform the Services under this Agreement as an independent contractor. Advisor shall not speak for, represent, bind, or obligate NewAmsterdam in any way without NewAmsterdam’s prior written authority.

3.2 Conflict of interest. Advisor warrants that it has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Advisor represents and warrants that the performance of its obligations hereunder will not violate or breach, or otherwise constitute or give rise to a default under, nor conflict with any material contract, commitment or other obligation to which Advisor is a party, or any judgment, order, decree, rule or regulation of any court or governmental agency to which it is subject.

ARTICLE 4. CONFIDENTIALITY

4.1 General. For the purpose of this Agreement, Confidential Information shall mean any information disclosed by NewAmsterdam, to Advisor which information relates to NewAmsterdam’s, its affiliated companies', or NewAmsterdam’s clients’, vendors’, services providers’ or other business relations to which the Services relate (such clients, vendors, services providers and business relations hereinafter “Business Relations”) business affairs, financial data, pricing, customer lists, projects, economic information, systems, plans, procedures, operations, techniques, technology, patent applications, trade secrets, know-how, inventions, technical data or specifications, testing methods, research and development activities, marketing strategies, the terms of this Agreement or other confidential or proprietary information. During the term of this Agreement and for a period of ten (10) years thereafter, Advisor shall maintain as confidential and shall not disclose to a third party, nor use for purposes other than the performance of this Agreement, any Confidential Information of NewAmsterdam or its Business Relations. Advisor shall protect NewAmsterdam’s and the Business Relations’ Confidential Information with the same degree of care it exercises to protect its own confidential information (but in no event less than a reasonable standard of care) and to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof.

4.2 Internal Disclosure. Advisor may disclose Confidential Information only to NewAmsterdam employees, staff, agents, or consultants (“NewAmsterdam Staff”) who need to know such Confidential Information to enable Advisor to perform this Agreement.

4.3 Exceptions. The obligations set forth in Article 4.1 shall not apply to any Confidential Information that (i) is already in Advisor's possession without an obligation of confidentiality (as shown by written records not derived from NewAmsterdam), (ii) was in the public domain at the time it was disclosed to Advisor or, subsequent to disclosure, has become part of the public domain without breach of any obligation owed by NewAmsterdam to Advisor, (iii) is provided to Advisor by a third party without breach of any obligation of confidentiality owed by that third party regarding the Confidential Information, or (iv) is disclosed pursuant to an order or requirement of a court, administrative agency or other governmental body. As to (iv) Advisor shall give NewAmsterdam prompt notice of any order or requirement to enable Advisor to seek a protective order or otherwise prevent such disclosure. Confidential Information shall not be deemed to be in the public domain simply because one or more component portions thereof are in the public domain.

4.4 Securities Laws. Advisor hereby acknowledges that in its examination of the Confidential Information, Advisor and its representatives may have access to material non-public information concerning NewAmsterdam. Advisor acknowledges that it is aware (and that its representatives have been or will be advised by Advisor), that the United States and other applicable securities laws prohibit any person who has received from an issuer material non-public information relating to an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE 5. DATA PROTECTION

5.1 Compliance with law. In processing the personal data that Advisor provides to NewAmsterdam in connection with this Agreement, NewAmsterdam shall abide by the applicable laws and regulations on the processing of personal data, including the EU General Data Protection Regulation 2016/679 (“GDPR”).

5.2 Consent. By signing this Agreement, Advisor acknowledges and expressly agrees that this Agreement and all personal data provided by them (i) may be filed and used by NewAmsterdam and (ii) may be distributed by NewAmsterdam to its affiliated companies, but only for (global) administrative management of consultants and management of payments and (iii) may be shared with third parties that provide services to NewAmsterdam, such as ICT Advisors (iv) may be shared by NewAmsterdam to its Business Relations and NewAmsterdam Staff to the extent needed in relation to the Services, and (v) may be shared with regulatory authorities if and to the extent needed for NewAmsterdam to meet its obligations under law and regulations. Subject to the foregoing, NewAmsterdam may share such personal data to third parties in countries that may not provide the same level of protection as under the GDPR. To the extent permitted by law, Advisor shall have the right to access, and, where appropriate, rectify and/or delete any of its personal data processed by NewAmsterdam and/or its affiliated companies in connection with this Agreement.

ARTICLE 6. RESULTS AND INTELLECTUAL PROPERTY RIGHTS

6.1 NewAmsterdam Rights. All data and information generated or derived by Advisor as the result of or in connection with the Services or through the use of or access to NewAmsterdam’s Confidential Information shall be and remain the exclusive property of NewAmsterdam. All data, information, reports, and any discoveries, inventions, works of authorship, ideas, designs, improvements and suggestions that may evolve from the data and information described above or as the result of or in connection with the Services performed by Advisor or through the use of or access to NewAmsterdam’s Confidential Information (collectively “Developments”) shall be owned by NewAmsterdam and Advisor agrees to promptly inform NewAmsterdam of such Developments, and. Advisor hereby fully assigns, where applicable in advance, to NewAmsterdam all of its current and future rights in all such Developments and any related patents, copyrights and other intellectual property rights (including but not limited to copyrights, patents, design rights, database rights, trade marks as well as know-how) and any applications, priority rights and entitlements pertaining thereto, and NewAmsterdam hereby accepts, where applicable in advance, such assignment. Advisor hereby assigns, to the extent permitted by applicable law, all moral rights it may possess with respect to the Developments. To the extent these moral rights, or parts thereof, cannot be assigned, Advisor hereby irrevocably gives NewAmsterdam a power of attorney to invoke such moral rights. To the extent necessary, Advisor shall, at first request of NewAmsterdam, provide full cooperation and perform all further acts NewAmsterdam deems desirable or necessary to execute and/or register the aforementioned assignment of all Developments and related intellectual property rights.

6.2 Advisor Rights. Notwithstanding the foregoing, NewAmsterdam acknowledges that Advisor possesses or may in the future possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, financial information, computer technical expertise and software, which have been independently developed by Advisor and which relate to the business or operations of Advisor and does not use, are generated with or otherwise rely on Developments (collectively “Advisor’s Property”). NewAmsterdam and Advisor agree that any Advisor’s Property or improvements thereto which are used, improved, modified, or developed by Advisor under or during the term of this Agreement are and remain the sole and exclusive property of Advisor. Without prejudice to the foregoing, Advisor shall grant NewAmsterdam a royalty-free, worldwide, non-exclusive right and license to use Advisor’s Property to the extent necessary for NewAmsterdam to make use of any Developments.

ARTICLE 7. LIABILITY, INSURANCE, AND INDEMNIFICATION

7.1 Advisor Indemnity. Advisor shall indemnify, defend and hold NewAmsterdam and its employees and agents harmless for, from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs, incurred in connection with any claim, demand, action, proceeding, investigation or hearing brought by a third party (collectively, a “Claim”) directly or indirectly relating to or arising from the gross negligence or intentional misconduct or breach of this Agreement on the part of Advisor in connection with the Services; provided, however, that Advisor shall have no obligation of indemnity hereunder with respect to any Claim to the extent determined by a court of competent jurisdiction to have arisen from negligence or intentional misconduct on the part of NewAmsterdam or its employees or agents. For the sake of clarity, as used in this Agreement, “gross negligence” is (a) a failure to exercise ordinary care in circumstances where the risk of harm was plain for all to see; and (b) the absence of anything which makes the act or omission excusable from the point of view of the wrongdoer.

7.2 NewAmsterdam Indemnity. NewAmsterdam shall indemnify, defend and hold Advisor and the Advisor harmless from and against any and all Claims to the extent such Claim directly or indirectly relating to or arises directly or indirectly from the negligence or intentional misconduct of NewAmsterdam in connection with the Services; provided, however, that NewAmsterdam shall have no obligation of indemnity hereunder with respect to any Claim to the extent determined by a court of competent jurisdiction to have arisen from gross negligence or intentional misconduct on the part of Advisor or Advisor.

7.3 Claim Defence. Any Party obligated to provide indemnification under this Article 7 with respect to a Claim shall be entitled to control the defence of the Claim, provided that the indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the Claim. The indemnified Party shall cooperate in the investigation, defence and settlement of a Claim for which indemnification is sought hereunder and shall provide prompt notice of the Claim to the indemnifying party. The indemnified Party shall have the right to retain separate legal counsel at its own expense. The indemnifying Party shall not enter any settlement without the prior written consent of the indemnified Party, such consent to not be unreasonably withheld or delayed.

7.4 Limited Liability. Except for liability arising from a Parties negligence or wilful misconduct or failure to comply with applicable law, as well as any liability arising under Articles 6 (intellectual property) and 4 (confidential information), in no event shall either party have any liability to the other Party or to third parties for any indirect, incidental, special, consequential or punitive damages, even if such Party has been advised of the possibility thereof. The allocations of liability in this Article represent the agreed and bargained-for understanding of the Parties with respect to allocation of risks inherent in their relationship.

7.5 Insurance. Each Party shall take out and maintain for the duration of this Agreement and five (5) years thereafter sufficient insurance coverage in amounts appropriate to cover its liability hereunder.

ARTICLE 8. DEBARMENT, BRIBERY AND ANTI-CORRUPTION

8.1 Debarment. Advisor represents and warrants that he/she has not been debarred by any relevant governmental or regulatory authority.

8.2 Bribery and anti-Corruption. Advisor is aware of and understands that there are anti-bribery and anti-corruption statutes (including but not limited to the US Foreign Corrupt Practices Act and the UK Bribery Act) to which NewAmsterdam may be subject, that prohibit the payment or offering, giving, promising to give, or authorizing the giving of, directly or indirectly, anything of value to a Government Official (as defined herein), or any relative, business associate or employee thereof, for the purpose of obtaining or retaining any business under this Agreement or inducing or influencing any governmental act or decision affecting NewAmsterdam. Advisor hereby agrees to refrain from any activity in connection with this Agreement that would constitute a violation by Advisor or NewAmsterdam of such anti-bribery and anti-corruption statutes, including sharing, directly or indirectly, any of the fees paid to Advisor under this Agreement with a Government Official. Similarly, Advisor shall not, directly, or indirectly, request, accept, or agree to accept any item of value that could be seen as an attempt to compromise its independence of judgment or improperly influence a business decision. “Government Official,” broadly defined includes without limitations, any officer (elected or appointed) or employee of a government or public organization or Advisor, or a department, agency, or instrumentality of any of the foregoing, any official of a political party or a candidate for political office, or anyone otherwise categorized as a Government Official under applicable law.

Advisor is now in compliance with the laws of those countries where it operates, including all anti-bribery or anti-corruption laws, and Advisor has appropriate internal controls and procedures in place to ensure that it will remain in compliance with such laws and with such internal controls and procedures. In the event Advisor should during the term of this Agreement and one (1) year thereafter become the subject of an audit or investigation by a Canadian, US, European or other governmental authority under anti-bribery or anti-corruption legislation, Advisor agrees to immediately notify NewAmsterdam.

Upon request, or should NewAmsterdam ever become the subject of an audit or investigation by a US, European or other governmental authority, including under any anti-boycott regulations, anti-bribery legislation, or related export legislation, Advisor agrees to cooperate fully with NewAmsterdam in connection with such investigation and to provide such information and records to NewAmsterdam with respect to Advisor’s activities under this Agreement as may be reasonably required by NewAmsterdam to fulfil its obligations under applicable law.

NewAmsterdam may terminate this Agreement in the event Advisor breaches any of the above representations and warranties or if NewAmsterdam learns that improper payments are being or have been made to Government Officials by Advisor with respect to services performed on behalf of NewAmsterdam or any other company.

ARTICLE 9. TERM AND TERMINATION

9.1 Term. This Agreement shall commence on August 14, 2026 and shall terminate on May 14, 2027, unless terminated earlier in accordance with this clause 9. This Agreement may not be extended beyond May 14, 2027.

9.2 Termination for Breach of Separation Agreement. NewAmsterdam may terminate this Agreement with immediate effect in the event Advisor breaches his obligations under Section 6 the Separation and Release Agreement by and between Advisor and NewAmsterdam Pharma Corporation dated on or about August 14, 2026.

9.3 Termination for Cause. Either Party may terminate this Agreement with immediate effect by written notice to the other Party, if the other Party commits a breach of this Agreement and (i) such breach is material and performance is temporarily or permanently impossible, or (ii) in all other cases if the breach is not remedied within thirty (30) days after service of written notice requiring the same.

9.4 Upon expiration or early termination of this Agreement Advisor shall

•
Immediately cease all Services and cooperate with NewAmsterdam in appropriate transfer of the Services to NewAmsterdam or any designee indicated by NewAmsterdam
•
Not have any claim for any losses against the NewAmsterdam
•
Execute at the first request of the NewAmsterdam all necessary documents to transfer all rights in any result and/or any intellectual property generated or reduced to practice in relation to the Services to NewAmsterdam.

Upon any termination or expiration of this Agreement, the Advisor shall destroy all copies of the NewAmsterdam’s and (as appropriate) any Business Relations’ Confidential Information, except that the Advisor may retain one copy of such Confidential Information for its mandatory archiving purposes, for monitoring its confidentiality obligations and for evidentiary purposes.

9.5 Survival. Articles 1.1, 1.3, 2.2, 2.4, 2.6, 3.1, 4 to 8, 9.5, and 10.5 to 10.7 all other provisions of this Agreement, including any Exhibit, that expressly or by their nature survive termination of this Agreement, shall continue in full force and effect after and notwithstanding such termination.

ARTICLE 10. MISCELLANEOUS

10.1 Assignment. This Agreement shall not be assigned or otherwise transferred by either Party without the prior written consent of the other Party. Notwithstanding the preceding sentence, upon written notice to Advisor, NewAmsterdam may assign this Agreement to any of its affiliated companies or to a successor to its business (whether by merger, a sale of all or substantially all of its assets relating to this Agreement, or otherwise).

10.2 No Subcontracting. Advisor acknowledges that NewAmsterdam is entering into this Agreement in reliance on the Advisor’s particular skills, experience, and qualifications. Advisor shall personally perform all Services and shall not delegate, subcontract, assign, or otherwise transfer responsibility for the performance of any Services to any other person or entity

10.3 Amendments. This Agreement can only be amended by written agreement of both parties. Notwithstanding the foregoing, the term of this Agreement shall not be extended beyond the May 14, 2027.

10.4 Validity. If any one or several provisions hereto are or become ineffective or invalid, this shall not affect the validity of the remaining provisions. The Parties are obligated to replace any such ineffective provision with a valid one, thereby resembling the intended purpose of the original provision as much as possible.

10.5 Governing Language. This Agreement is made up and executed in the English language. In case of translation of this Agreement, if any questions or disputes arise regarding the interpretation of this Agreement, the English version shall prevail and be conclusive.

10.6 Governing law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands without effect of its conflict of law principles.

10.7 Disputes. Any disputes arising out of or related to this Agreement, which cannot be settled amicably between the Parties, shall be submitted to the exclusive jurisdiction of the international Chamber of Commerce in Brussels, Belgium.

10.8 Signature. This Agreement is legally binding when signed by an authorized representative of each party. A signed Agreement may be delivered by any reasonable means, including facsimile or other electronic transmission.

--- Signatures on the next page(s) ---

IN WITNESS WHEREOF, the Parties have duly executed this Agreement.

for and on behalf of	NewAmsterdam Pharma B.V.
Signature:	/s/Michael H. Davidson
Name:	Michael H. Davidson
Title:	Executive Director
Date:	8/14/2026

and

for and on behalf of	Advisor
Signature:	/s/Douglas Kling
Name:	Douglas Kling
Date:	8/14/2026

EXHIBIT A - FINANCIAL TERMS

Service Fee

NewAmsterdam shall pay Advisor the following Fees and Expenses:

•
$50,000.00 USD per month retainer (the “Service Fee”).

Invoicing and Payment

Advisor will invoice NewAmsterdam for the Service Fee and any reimbursable Expenses incurred. Invoices need to contain the following information:

•
NewAmsterdam’s legal name (NewAmsterdam Pharma B.V.) and address
•
NewAmsterdam’s VAT registration number: [***]
•
Invoice date
•
Unique invoice number
•
Service Fee amount
•
Description of the services rendered & the related worked hours
•
Advisor's bank account details
•
Any VAT references as required

IMPORTANT NOTICE:

Invoices should be sent by e-mail to [***]

Payments will be effected within thirty (30) days of receipt of a valid invoice.